Exhibit 99.1

Investview (“INVU”) Buys $1 Million in NDAU-
The World’s First Adaptive Digital Currency
for long-term store of value with attractive Staking Income

Eatontown, NJ, March 23rd, 2021 (GLOBE NEWSWIRE) — Investview, Inc. (OTCQB: INVU), a diversified financial technology company that through its subsidiaries and global distribution network provides financial technology, education tools, content, research, and management of digital asset technologies with a focus on Bitcoin mining and the new generation of digital assets, is pleased to announce that the company has bought $1 million worth of NDAU- the World’s First Adaptive Digital Currency - a new category of digital asset optimized for a long-term store of value with attractive staking income. NDAU is a decentralized digital asset, with a trusted ecosystem where NDAU holders digitally self-govern and where NDAU has the freedom to rise with increasing demand while mitigating downside volatility.

“This decision came when institutional adoption of Bitcoin is at its peak, and many corporations such as Tesla and Investview have added Bitcoin to their balance sheet. We bought both Bitcoin and NDAU adding it to our treasury balance sheet because we are confident that both these crypto currencies will provide our company more flexibility to further diversify and maximize returns on our cash” said Mario Romano, Director of Finance.

“Digital currencies have now fully emerged into the mainstream with Bitcoin as the pioneer. The increase in value of cryptocurrencies such as Bitcoin, Ethereum, NDAU and others have created significant interest from individuals and institutions alike,” said Joe Cammarata, Investview CEO.

Joseph Cammarata, CEO added, “Although crypto currencies and blockchain technologies are pretty much in their infancy, we see certain crypto currencies and blockchains such as Bitcoin and NDAU having the potential to become the greatest technological advances since the internet. NDAU is a new category of digital asset technology designed as the world’s first adaptive digital currency optimized for a long-term store of value with attractive staking rewards for holders of NDAU. It is viewed by crypto enthusiasts as a calmer, gentler ‘conservative digital currency’ appealing to the masses, one that’s specifically designed to be less volatile when held over the course of many years. It is also a virtual currency that is well suited to being held along with Bitcoin to help smooth out the ride. NDAU has built-in monetary policy mechanisms which aim to help stabilize their value, as demand changes over time”.

NDAU has rocketed higher, climbing almost 22% over the last 30 days to a high of $18.22 on CoinMarketCap. NDAU price has increased over 100% since November 2020.

“NDAU’s price continues its run higher largely driven by greater social acceptance along with extraordinary interest from institutions, corporate treasuries, retail investors, and other big investors are warming to cryptocurrencies. Additionally, NDAU’s price has been bolstered by interest from the likes of public companies such as Investview Inc. (“INVU”), a top leader in digital asset technologies with a focus on Bitcoin mining and the new generation of digital assets, which this month announced it had added $1 million of NDAU to its corporate treasury balance sheet. Recent institutional interest in NDAU “cannot be overstated,” said Ciarán Hynes, Director at Oneiro the company who built the original ndau Blockchain.

“Another reason for NDAU’s continued rise in social acceptance is NDAU’s wallet design where ‘staking’ is enabled by the user versus a third party staking middleman. Staking has become a popular concept within the blockchain and crypto currency space, especially in blockchain networks that implement proof-of-stake consensus algorithms. The idea is that owners of the crypto currency (“Digital Assets”) can earn additional currency, usually paid in the crypto currency itself (“Rewards”) by locking their Digital Assets for a certain period of time. This makes the staking process much easier for the end user and is proving extremely popular,” added Hynes.

About Investview, Inc.

Investview, Inc. is a diversified financial technology and global distributor organization that operates through its subsidiaries to provide financial education tools, content, research, and management of digital asset technology that mines cryptocurrencies, with a focus on Bitcoin mining and the generation of digital assets. For more information on Investview and its family of wholly owned subsidiaries, please visit: investview.com.

Forward-Looking Statements

All statements in this release that are not based on historical fact are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies, and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “should,” “could,” “seek,” “intend,” “plan,” “goal,” “estimate,” “anticipate” or other comparable terms. These forward-looking statements are based on Investview’s current beliefs and assumptions and information currently available to Investview and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. More information on potential factors that could affect Investview’s financial results is included from time to time in Investview’s public reports filed with the U.S. Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. The forward-looking statements made in this release speak only as of the date of this release, and Investview, Inc. (“INVU”) assumes no obligation to update any such forward-looking statements to reflect actual results or changes in expectations, except as otherwise required by law.

Investor Relations

Contact: Mario Romano

Phone Number: 732.889.4308

Email: pr@investview.com